                                                                    EXHIBIT 10.2

                   SUMMER 2000-01 ENERGY EFFICIENCY INITIATIVE
                     REFRIGERATOR/FREEZER RECYCLING PROGRAM
                                    AGREEMENT

                                     Between

                  APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

                                       And

                       SOUTHERN CALIFORNIA EDISON COMPANY

                                TABLE OF CONTENTS

         1        DEFINITIONS                                                1
         2        GENERAL TERMS                                              3
         3        CONTRACT DOCUMENTS                                         3
         4        SCOPE OF WORK                                              4
         5        CUSTOMER AND APPLIANCE ELGIBILITY                          9
         6        OWNERSHIP AND CONFIDENTIALITY                              10
         7        COMMERCIAL TERMS                                           12
         8        BILLING                                                    13
         9        RESPONSIBILITIES OF ADMINISTRATOR AND ARCA                 14
         10       RIGHT TO AUDIT                                             14
         11       CHANGES                                                    14
         12       PERMITS, CODES AND STATUTES                                15
         13       WARRANTY                                                   15
         14       TITLE                                                      17
         15       INSURANCE                                                  17
         16       INDEMNITY                                                  19
         17       TERM AND TERMINATION                                       20
         18       WRITTEN NOTICES                                            21
         19       SUBCONTRACTS                                               21
         20       CALIFORNIA PUBLIC UTILITIES COMMISSION                     22
         21       NON-WAIVER                                                 22
         22       ASSIGNMENT                                                 22

                                TABLE OF CONTENTS

         23       FORCE MAJEURE                                              22
         24       GOVERNING LAW                                              23
         25       SECTION HEADINGS                                           23
         26       SURVIVAL                                                   23
         27       NONRELIANCE                                                23
         28       ATTORNEYS' FEES                                            23
         29       COOPERATION                                                23
         30       ENTIRE AGREEMENT                                           23

THIS AGREEMENT ("Agreement") is made and entered into as of the 11th day of
September, 2000, by and between, APPLIANCE RECYCLING CENTERS OF AMERICA, INC., a
Minnesota corporation ("ARCA"), and SOUTHERN CALIFORNIA EDISON COMPANY, a
California corporation ("Administrator"). Administrator and ARCA are also each individually referred to herein as "Party" and collectively as "Parties."

                                    RECITALS

         WHEREAS, the California Public Utilities Commission ("CPUC"), by ruling of the Assigned Commissioners and Administrative Law Judge on the Summer 2000
Energy Efficiency Initiative, D. 00-07-017, dated August 21, 2000, and in subsequent rulings (collectively referred to as the "Ruling"), approved with modifications ARCA's proposal, dated July 21, 2000 ("Proposal"), and directed that Administrator enter into a contract with ARCA for Refrigerator/Freezer
Early Retirement and Recycling Program services ("Program") to Jurisdictional electric service customers in the specified counties in the service territories of Pacific Gas & Electric ("PG&E") and San Diego Gas & Electric ("SDG&E").

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing Recital, the mutual covenants contained herein, the payments and agreement to be made and performed by Administrator as set forth herein, the Parties agree as follows:

1.       DEFINITIONS

         1.1      Basic Recycling Charge: Per-unit charge described in Section
                  7.2.l.

         1.2      Refrigerants: Chlorofluorocarbon and hydrochlorofluorocarbon and hydrofluorocarbon refrigerants contained in the cooling systems of refrigerators and freezers.

                  1.2.1    CFCs: Chlorofluorocarbons.
                  1.2.2    CFC-11: Chlorofluorocarbons contained in refrigerator
                           and freezer insulting foam.

         1.3      Change Order: Document issued by Administrator to Contractor, executed by ARCA and Administrator, to change a Purchase
                  Order.

         1.4      Contact Period: September 11, 2000 to December 31, 2001, or as
                  extended by mutual agreement of the Parties.

         1.5      CPUC: the California Public Utilities Commission.

         1.6      Documentation: Specifications, procedures, instructions,
                  reports, test results, analyses, calculations, manuals, and other data specified in the Purchase Order, Change Order, this
                  Agreement, and any amendment to this Agreement, as required by any legal entity having jurisdiction over the Work.

         1.7      Eligible Appliances: Freezers or Refrigerators (as such terms are defined below) that meet the Program appliance eligibility criteria set forth in Section 5.3.

                  1.7.1    Refrigerator: A Primary or a Secondary Refrigerator.
                  1.7.2    Primary Refrigerator: Refrigerator currently in use
                           by Customer as the main refrigeration appliance.
                  1.7.3    Secondary Refrigerator: Surplus or spare refrigerator
                           utilized by Customer concurrently with Primary
                           Refrigerator.
                  1.7.4    Freezer: A free-standing freezer utilized by a
                           Customer concurrently with a Primary Refrigerator.

         1.8      Eligible Customers: Customers who take distribution service from PG&E or SDG&E in accordance with the respective utility's applicable CPUC-approved rules of service, and who reside
                  within the Territories.

         1.9      Hazardous Materials: Any substance or material which has been designated as hazardous or toxic by the U.S. Environmental
                  Protection Agency, the California Department of Toxic
                  Substances Control and/or any other governmental agency now or hereinafter authorized to regulate materials in the
                  environment, including, but not limited to "Materials which require special handling" as defined in California Public
                  Resources Code Section 42167, which is contained in or is
                  derived from the Eligible Appliance.

         1.10     Mercury: Mercury found in switches and temperature control devices in refrigerators and freezers.

         1.11     PCBS: Polychlorinated Biphenyls.

         1.12     Pilot Program: A sub-program within the overall Program
                  designed to demonstrate the feasibility of certain program elements prior to full implementation of a program including such program elements.

         1.13     Program Participants: Eligible Customers who turn in Eligible
                  Appliances.

         1.14     Purchase Order: Document issued by the Administrator to ARCA and executed by the Parties, which contains the terms and
                  conditions for the Work described herein.

         1.15     Recycling Center: The site at which ARCA will process
                  refrigerators and freezers, remove CFCs, Refrigerants, PCBS,
                  Mercury and Used Oils, and recycle or legally dispose of
                  Hazardous Materials.

         1.16     Refrigerator/Freezer Early Retirement and Recycling Program:
                  That program ordered by the CPUC in its Ruling which requires
                  Administrator to contract with ARCA for implementation of a refrigerator/freezer early retirement and recycling program in the Territories of PG&E and SDG&E (also referred to herein as the "Program").

         1.17     Ruling: as defined in the Recital to this Agreement and any subsequent rulings.

         1.18     Subcontractor: Either an entity contracting directly with ARCA to furnish services or materials as part of or directly
                  related to, the Work; or an entity contracting with
                  Subcontractor of any tier to furnish services or materials as a part of, or directly related to, the Work.

         1.19     Territories: The regions defined by the zip codes set forth in
                  Attachment C located in the following counties in the service territories of SDG&E and PG&E: San Diego and portions of
                  Orange County, San Francisco, San Mateo, and Santa Clara.
                  Beginning January 1, 2001, the regions defined by the zip
                  codes set forth in Attachment C located in the following
                  counties will be added: Alameda, Contra Costa, Santa Cruz and
                  Marin, and any additional regions as directed by the CPUC.

         1.20     Used Oils: Used refrigeration compressor oil.

         1.21     Work: Any and all obligations of ARCA to be performed pursuant to this Agreement.

2.       GENERAL TERMS

         2.1      ARCA shall perform the work and its associated obligations described below as an independent contractor.

         2.2      This Agreement is appended to, and part of a Purchase Order executed by the Parties.

         2.3      The Program is subject to spending limits, and ARCA shall not invoice SCE for an aggregate amount in excess of $5.5 million to be spent in only PG&E's Territory, or an aggregate amount in excess of $3.0 million to be spent in only SDG&E's
                  Territory.

3.       CONTRACT DOCUMENTS

         3.1      This Agreement shall consist of the following documents: this
                  Agreement, any amendments to this Agreement, the Purchase
                  Order, and Change Orders. Except as provided below in Section
                  13 (Year 2000 warranty provision), in the event of any
                  conflict or apparent conflict between any of the provisions of the documents comprising this Agreement, the following order of construction of the documents shall apply:

                  3.1.1    Amendments to the Agreement in chronological order
                           from the most recent to the earliest;

                  3.1.2    Change Orders incorporating and reflecting any
                           Amendments to the Agreement in chronological order
                           from the most recent to the earliest.

                  3.1.3    This Agreement.

                  3.1.4    Purchase Order incorporating this Agreement.

         3.2      Each Party shall notify the other immediately upon the
                  identification of any such conflict or inconsistency.

4.       SCOPE OF WORK

         4.l.     Advertising and Marketing. ARCA shall:

                  o        Submit to the Administrator all advertising and other
                           marketing materials for approval prior to publishing
                           or distributing.
                  o        Implement a multi-media advertising/marketing
                           campaign (i.e., brochures, print, cable television
                           advertisements, truck signs, 800 number, web site
                           address) for each Target Area which focuses on system
                           load impacts of operating inefficient refrigerators
                           and freezers, operating costs and potential private
                           energy savings, and environmental benefits.

                  o        Provide local print and television media with program
                           information, press kits, facility tours, collection
                           ride-along events, press releases, and other
                           opportunities to feature the Program.
                  o        As appropriate, solicit marketing affiliate
                           participation from major retailers (i.e., Sears,
                           Circuit City, Home Depot) including point-of-sale
                           displays, and provide program information to consumer
                           groups (particularly those assisting under-served
                           segments of the residential electric customer base),
                           community-based organizations, local governments,
                           property owner/manager's associations, homeowner and
                           tenant organizations, environmental organizations,
                           and civic groups.
                  o        Provide a per-unit "bounty" to the authorized
                           marketing affiliate for each participant referred to
                           the program who turns in an Eligible Appliance for
                           recycling.
                  o        Ensure that all advertising and promotional materials
                           include program guidelines and restrictions, duration
                           of the program, incentive amount, public and private
                           program benefits, the 800 number and web site
                           address; and will clearly state that the program is
                           funded by California electric utility customers under
                           the auspices of the Commission.
                  o        Explore adding program information to the
                           Commission's web site and creating links from other
                           sites to direct potentially Eligible Customers to the
                           Program web site.

         4.2      Customer Services.  ARCA shall:

                  o        Establish an 800 telephone number and provide trained
                           customer service staff to assist residential
                           consumers Monday through Friday from 6:00 a.m. to
                           6:00 p.m. Pacific time with questions about the
                           program and to schedule their participation.
                  o        Verify customer eligibility (i.e., live in the
                           Territory, own a working refrigerator/freezer).’
                  o        Schedule in-home appliance removal appointments
                           (choices of service dates and morning/afternoon
                           collection, handle reschedule and cancellation
                           requests).
                  o        Provide customers with information about preparing
                           their refrigerator for removal (appliance must be
                           plugged in and working at the time of pickup, empty
                           and defrosted).
                  o        Conduct a brief customer survey, using questions
                           provided by Administrator, with a randomly selected
                           20% of customers who schedule a collection
                           appointment.
                  o        Produce written confirmation of appliance collection.
                  o        Provide customers with a day-ahead confirmation call.
                  o        Fulfill incentive payments (checks are sent
                           approximately 3 weeks after collection of the
                           refrigerator/freezer).

         4.3      Collection.  ARCA shall:

                  o        Hire and train drivers in the program service
                           territory, provide collection vehicles and trailers,
                           and establish a local transfer site.
                  o        Collect all Eligible Appliances from customers'
                           residences or facilities within 20 days from the date
                           of initial customer contact unless otherwise
                           requested by the customer, and secure customer
                           signature.
                  o        Contact customers a day ahead of their collection
                           appointment as a reminder and assist customers
                           needing to reschedule appointments.
                  o        Ask program participants to have their old
                           refrigerator/freezer plugged in at the time of
                           collection, or located within 50 feet of an outlet,
                           so that the operational condition of the appliance
                           can be confirmed.
                  o        Remove refrigerators and freezers and transfer to
                           trailers to be shipped to ARCA's center in Compton,
                           CA for processing and recycling.

         4.4      Refrigerator Processing.  ARCA shall:

                  o        Operate a center in compliance with all federal,
                           state and local hazardous waste management and
                           recycling regulations.
                  o        Ensure that all Refrigerants are recovered and
                           recycled.
                  o        Recover and recycle CFC-11 blowing agents in the
                           polyurethane foam insulation of refrigerators and
                           freezers.
                  o        Ensure that all hazardous components, such as
                           capacitors containing polychlorinated biphenyls
                           (PCBS) or mercury-containing switches, are removed
                           and properly stored prior to shipment for disposal or
                           recycling.
                  o        Ensure that used compressor oil is recovered and
                           processed to reduce the level of hazardous halogens
                           before the oil is collected by a licensed oil
                           recycler.
                  o        Ensure that PCB components are incinerated at a
                           federally licensed hazardous waste incineration
                           facility.
                  o        Ensure that mercury is recovered by a licensed
                           mercury reclamation facility for recycling.
                  o        Ensure that Refrigerants and non-CFC refrigerants are
                           sold to a certified refrigerant reclamation facility
                           for recycling.
                  o        Ensure that processed refrigerators and freezers are
                           sold to a metals recovery facility for recycling.

         4.5      Records. ARCA shall document and maintain records for services under this Agreement as follows:

                  4.5.1    A Customer Comment Tracking System for recording
                           customer inquiries, complaints, and positive
                           feedback.

                  4.5.2    Appliance Turn-in Order Form ("ATO") to collect data
                           such as customer name, address, home and work phone
                           numbers; Appliance manufacturer's name; Appliance
                           model and style; defrost type; color, size, and
                           estimated age of unit; location of Appliance within
                           the residence; final disposition code (which
                           indicates operating condition of Appliance and/or
                           Incentive received); special pick-up instructions (if
                           applicable); and other information as needed to
                           provide required reports under this Agreement.

                  4.5.3    Compilation of data in subsection 4.5.2 in electronic
                           mode, employing a software program suitable for
                           exchange of information with Administrator, subject
                           to the approval of Administrator's Program Manager.

         4.6      Customer Survey. ARCA shall conduct a customer survey, shown in Exhibit A, which is attached and incorporated by reference herein, using a stratified purposeful sample of 5% to 20% of the Program Participants. The purpose of the survey shall be to elicit information such as appliance use, customer
                  demographics and customer satisfaction. Administrator may
                  modify the information collected or reported in the survey, or the stratification and frequency of the survey, provided the modified survey is comparable to Exhibit A.

         4.7      Incentives. ARCA shall establish and implement a financial incentive service as follows:

                  4.7.1    Each Program Participant will be entitled to receive
                           a check in an amount to be determined by ARCA, not to
                           exceed seventy-five Dollars ($75.00). The check is
                           referred to as the "Incentive".

                           4.7.1.1      In the event ARCA determines the
                                        incentive amount will be less than
                                        $75.00, ARCA will notify SCE at least 30
                                        days prior to implementing the lower
                                        incentive amount.

                  4.7.2    ARCA shall provide Administrator with a weekly
                           listing of Customers who receive an Incentive.

                  4.7.3    Upon Administrator's payment to ARCA as described in
                           Section 7 of this Agreement, Administrator shall be
                           under no further obligation with respect to
                           reimbursement of such amounts and such reimbursement
                           shall constitute full payment to ARCA on behalf of
                           the Program Participants entitled to Incentives. Upon
                           Administrator's payment to ARCA of such
                           reimbursement, ARCA shall be deemed the holder of
                           such property as far as the interests of the Program
                           Participants entitled thereto are concerned for any
                           and all purposes, including, but not limited to,
                           complying with the unclaimed property laws of
                           California and any and all other applicable states.
                           Administrator shall not assume any responsibility for
                           other disposition of the Incentive after such payment
                           is paid to ARCA and shall not be entitled to the
                           reversion of any amounts so paid.

         4.8      Reporting. ARCA shall provide Administrator with reports for the services performed under this Agreement as follows:

                  4.8.1    A monthly report, provided no later than the 15th day
                           of the month, and a quarterly report, each which
                           shall contain the following:

                           (a)      the number of Eligible Appliances processed
                                    under this Agreement during the previous
                                    month and the size in cubic feet, year of
                                    manufacture, style, and defrost type.

                           (b)      environmental data such as an estimated
                                    breakdown of amount of refrigerants
                                    recovered; number of pounds of Refrigerants,
                                    PCBs and Mercury removed; amount of Used
                                    Oils recycled; number of units containing
                                    CFC-11 foam; and weight of metals and
                                    non-recyclable materials sold for recycling.

                           (c)      monthly Customer Comment Tracking System
                                    information required pursuant to Section
                                    4.5.1.

                           (d)      aging reports indicating the number of
                                    Eligible Appliances that were collected
                                    during the preceding month and that were
                                    scheduled for collection from Customers
                                    during that month, the date of the initial
                                    contact with the Customer, the date or dates
                                    the appliance was scheduled for collection,
                                    and the actual collection date.

                  4.8.2    A final report no later than thirty (30) days after
                           the termination of this Agreement of all amounts paid
                           by ARCA in compliance with any unclaimed property
                           laws pursuant to Section 4.7.3 hereof.

                  4.8.3    Weekly invoices as provided in Section 8.

                  4.8.4    Upon reasonable written request from an authorized
                           representative of Administrator, special and
                           nonrecurring reports during the course of the
                           Program. Such report content will be developed by the
                           Parties and shall not necessitate unreasonable labor
                           which would otherwise require the negotiation of a
                           charge separate from the Basic Recycling Charge.

                  4.8.5    ARCA shall maintain records of its Program
                           Participants. In all cases, when ARCA picks up an
                           Eligible Appliance from a Program Participant, ARCA
                           shall obtain the Program Participant's signature on
                           the ATO.

                  4.8.6    ARCA shall submit to Administrator estimates of
                           Program impact in the form of a final report at the
                           end of the Contract Period. Such report shall include
                           (but need not be limited to) the following:

                           o        a description of all activities undertaken
                                    as part of the Program
                           o        the number of units retired and recycled
                           o        a demonstration of the energy and demand
                                    savings achieved.

                  4.8.7    ARCA shall make all data used in the preparation of
                           the final report of Program impact estimates,
                           referred to in Section 4.8.6 above, available to
                           Administrator for auditing or other verification
                           purposes.

         4.9      Website. ARCA shall design and, subject to the prior approval of Administrator, implement a website which enables Eligible
                  Customers in the Territories to electronically submit
                  information for prequalification and schedule appointments on a 24 hour, seven day a week basis.

         4.10     Cooperation, ARCA will work cooperatively with the
                  Administrator, the CPUC and other interested parties to
                  provide feed-back, determine Program effectiveness and
                  recommend modifications to the Program's design or procedures.

5.       CUSTOMER AND APPLIANCE ELIGIBILITY

         5.1      Customer eligibility for the Program shall depend on the
                  following:

                5.1.1      Customer is an Eligible Customer in the Territories
                           listed in Section 1.9 and occupies a single-family
                           residential (Domestic Rate) or multi-unit dwelling or
                           mobile home, or other customers as determined
                           eligible under the Pilot Programs described in
                           Section 5.1.4.

                5.1.2      Customer is the owner of the Eligible Appliance or
                           possesses written consent from the actual owner to
                           turn in the Eligible Appliance.

                5.1.3      Customer turns in no more than two Eligible
                           Appliances per year unless otherwise allowed pursuant
                           to Pilot Programs described in Section 5.1.4.

                5.1.4      The Pilot Programs to be implemented during the
                           Contract Period of this Program shall include: i)
                           acceptance of Eligible Appliances from
                           landlords/multi-family unit owners; (ii) acceptance
                           of Eligible Appliances from non-profit organizations
                           located within the Territories; and (iii) acceptance
                           and prequalifications of PG&E and SDG&E's customers
                           who participate in Refrigerator Rebate Programs if
                           linkages to the utility programs can be created.

         5.2      Commercial customers do not qualify for the Program. Landlords are considered commercial customers unless otherwise
                  determined eligible under the Pilot Programs described in
                  Section 5.1.4.

         5.3      An Eligible Appliance must be capable of cooling and/or
                  freezing, as applicable, at time of collection and its size must be 10 cubic feet or more unless it is otherwise
                  determined eligible under the Pilot Programs described in
                  Section 5.1.4.

         5.4      Commercial refrigerators, ammonia-containing gas
                  refrigerators, commercial freezers, and room air conditioners do not qualify as Eligible Appliances.

6.       OWNERSHIP AND CONFIDENTIALITY

         6.1      All information disclosed by Administrator during meetings or negotiations with regard to the Program, and any information contained in drawings, specifications, technical reports, and data, provided by Administrator to ARCA during performance of this Agreement shall be held in confidence by ARCA and used only for the performance of the Work pursuant to this
                  Agreement.

         6.2      ARCA, its employees, and any subcontractors shall not disclose any information concerning SDG&E's or PG&E's customers to any person other than Administrator's personnel either during the term of this Agreement or after its completion, without ARCA having obtained the prior written consent of Administrator, except as provided by lawful court order or subpoena and
                  provided ARCA gives Administrator advance written notice of such order or subpoena. Prior to any approved disclosure,
                  persons receiving said information, including ARCA, its
                  employees, or third parties, must enter into a nondisclosure agreement with Administrator. ARCA agrees to require its
                  employees and subcontractors to execute a nondisclosure
                  agreement prior to performing any services under this
                  Agreement. This provision, however, does not prohibit ARCA from disclosing non-confidential information concerning this
                  Agreement to the CPUC in any CPUC proceeding, or any
                  CPUC-sanctioned meeting or proceeding or other public forum.

         6.3      All materials provided by Administrator to ARCA during the performance of this Agreement shall be returned to
                  Administrator after this Agreement is terminated or at the request of Administrator. ARCA shall not duplicate any
                  material furnished by Administrator without prior written
                  approval from Administrator.

         6.4      Except as required by the CPUC, Administrator, its employees and any subcontractors of Administrator shall not disclose any confidential or proprietary information provided by ARCA
                  ("ARCA's Confidential Information") to any person other than
                  ARCA's personnel, either during the term of the Agreement, or after its completion, without having obtained the prior
                  written consent of ARCA. By way of example, ARCA's
                  Confidential Information shall include, without limitation,
                  ARCA's systems for oil degassing, Refrigerant recovery and
                  ARCA's computer software. Administrator agrees to require its employees to comply with the non-disclosure requirements of this Section prior to any contact with, or evaluation of
                  ARCA's Confidential Information.

         6.5      Administrator agrees that, without the prior written consent of ARCA, it will not, during the term or after termination of this Agreement, directly or indirectly, disclose to any
                  individual, corporation, or other entity, or use for its own or such other's benefit, any of ARCA's Confidential
                  Information, whether reduced to written or other tangible
                  form, which:

                  6.5.1    Is not generally known to the public or in the
                           industry;

                  6.5.2    Has been treated by ARCA or any of its subsidiaries
                           as confidential or proprietary; and

                  6.5.3    Is of a competitive advantage to ARCA or any of its
                           subsidiaries and in the confidentiality of which ARCA
                           or any of its subsidiaries has a legally protectable
                           interest.

         6.6      ARCA's Confidential Information which becomes generally known to the public or in the industry, or, in the confidentiality of which, ARCA and its subsidiaries cease to have a legally protectable interest, shall cease to be subject to the
                  restrictions of this Section 6.

7.       COMMERCIAL TERMS

         7.1      Payment

                  Administrator shall pay to ARCA, as full compensation for
                  completing the Work, the prices set forth in Exhibit B as
                  described in this Section 7.

         7.2      Summary of Charges

                  7.2.1    Basic Recycling Charge. Administrator shall pay to
                           ARCA a per-unit Basic Recycling Charge for the number
                           of units collected and recycled pursuant to this
                           Agreement at the price or prices set forth on Line C
                           of Exhibit B. The Basic Recycling Charge covers the
                           scope of work described in Section 4, excluding: the
                           Incentive charge, CFC-11 Charge, Advertising Charge,
                           and any Financing Charge.

                           7.2.1.1  True-Up. The pricing in line C of Exhibit B
                                    assumes a total volume for the Project of
                                    20,001 to 40,000 units. In the event the
                                    total number of units collected and recycled
                                    under the Program at any time exceeds
                                    40,000, then the pricing under Exhibit B
                                    shall be based on line D for the 40,000
                                    units previously processed, and for all
                                    subsequent

                                    units processed (up to 60,000 units). In
                                    addition, ARCA shall provide Administrator
                                    with a credit, allocated based on the number
                                    of such 40,000 units attributable to PG&E's
                                    and SDG&E's Territory, in the total amount
                                    of $228,000. ARCA shall apply such credited
                                    amounts against future invoices for each of
                                    PG&E's and SDG&E's Territory, respectively,
                                    subject to the spending limitations in
                                    Section 2.3. ARCA shall refund to
                                    Administrator any unused credit within 30
                                    days after termination of this Agreement.

                  7.2.2    Incentive Charge. Administrator shall pay to ARCA the
                           per-unit Incentive charge in the amount set forth in
                           line C of Exhibit B.

                  7.2.3    CFC-11 Charge. Administrator shall pay to ARCA the
                           per-unit CFC-11 charge in the amount set forth in
                           Line C of Exhibit B for all units collected.

                  7.2.4    Advertising Charge. Administrator shall pay to ARCA
                           the perunit advertising charge in the amount set
                           forth in line C of Exhibit B.

                  7.2.5    Financing Charges. Administrator shall pay to ARCA
                           monthly interest at the rate of three-quarter of one
                           percent (0. 75%) on the average monthly balance of
                           any unpaid and overdue invoice over and above the
                           charges set forth on Exhibit B.

         7.3      ARCA agrees that any agreement it has, or in which it may
                  enter with other utilities or agencies for a recycling
                  program, shall not detrimentally affect ARCA's services under this Agreement.

8.       BILLING

         8.1      ARCA shall submit separate weekly invoices respectively
                  relating to the Territories of SDG&E and PG&E, respectively, indicating the per-unit charges for the refrigerators and
                  freezers collected, processed, and recycled. ARCA shall
                  include with each invoice copies of all ATOs relating to
                  invoiced amounts, and a summary, setting forth for each ATO included with the invoice, the ATO number, zip code, first unit price, additional units, and total price. Administrator shall have no obligation to pay any invoice unless all of the data and documents listed above have been received. ARCA shall apply a per-unit charge on units that have been disabled and only for the following transactions:

                  8.1.1    Collection of an Eligible Appliance.

                  8.1.2    Collection contact made for Eligible Appliance that
                           cannot be removed due to obstruction because of size
                           of structural barrier provided that ARCA obtains
                           written permission from Customer to permanently
                           disable said unit, and ARCA then permanently disables
                           the unit.

         8.2      ARCA shall apply a 25% per unit discount to the Basic
                  Recycling Charge to any additional units when two Eligible
                  Appliances are removed during a single collection appointment from a Customer's residence. Said discount shall be clearly documented and identified in ARCA's invoice.

         8.3      Administrator shall make payment (less any unsubstantiated or incorrect charge) within thirty days of receipt of an invoice from ARCA.

         8.4      ARCA acknowledges that Administrator will forward to SDG&E and
                  PG&E, for their review, copies of the supporting documentation and reports ARCA submits to Administrator. In the event SDG&E or PG&E provides Administrator with evidence demonstrating that any invoiced amount paid by Administrator to ARCA was incorrect or improper, Administrator shall have the right to offset from current payments due ARCA the full amount of such incorrect or improper payment, pending resolution of the
                  discrepancy. No Financing Charges shall accrue on any amount offset by Administrator unless the offset was improper or
                  incorrect.

9.       RESPONSIBILITIES OF ADMINISTRATOR AND ARCA

         9.1      Administrator shall be responsible for making contractual
                  arrangements to transfer funding from PG&E and SDG&E to
                  Administrator for payment, for arranging for its cost sharing with PG&E and SDG&E, and shall administer the Program for
                  purposes of streamlining administration and oversight.

         9.2      ARCA shall work with the Administrator to ensure that the
                  Program meets the test for cost-effectiveness, using the 1.0 minimum ratio total resource cost test, as set forth in the
                  Rulings. ARCA shall provide Administrator with all
                  documentation necessary to demonstrate such test is met.

         9.3      ARCA shall provide Administrator with estimates of Program impact at the conclusion of this Contract.

         9.4      Administrator and ARCA shall meet their respective directives pursuant to the Rulings.

10.      RIGHT TO AUDIT

         During the Program and for 3 years after termination of the Agreement,
         Administrator, or its Authorized Representative, shall have the right and free access, at any reasonable time during normal business hours, to examine, audit, and copy all ARCA's records and books as related to
         ARCA's obligations under this Agreement, including, but not limited to, verification of costs to Administrator, as claimed by ARCA.

11.      CHANGES

         Changes to this Agreement shall be made by mutual agreement of the
         Parties through a written amendment to the Agreement. Such written amendment may be incorporated into this Agreement through a subsequent
         Purchase Order or Change Order.

12.      PERMITS, CODES, AND STATUTES

         12.1     ARCA shall perform the Work set forth in this Agreement in accordance with all applicable federal, state, and local laws, rules, and/or ordinances. Prior to performance of any
                  services, ARCA shall, at its own cost, have obtained, and
                  shall have required all Subcontractors to obtain, all licenses and permits required by law, rule, regulation, and ordinance, or any of them, to engage in the activities required in
                  connection with this transaction. Said licenses and permits shall be kept current at all times during the term of the
                  Agreement. ARCA also represents and warrants that, to the best of its knowledge, based upon reasonable and prudent inquiry, any storage site and any disposal facility to which the
                  Hazardous Materials may be moved are in compliance with any and all federal, state and local laws and regulations
                  pertaining thereto and that such storage sites and disposal facilities are suitable and may lawfully receive and/or
                  dispose of the Hazardous materials.

         12.2     ARCA shall comply with all applicable local, state, and
                  federal safety and health laws in effect an the date of this
                  Agreement, including, but not limited to, EPA, California EPA,
                  RCRA, the Occupational Safety and Health Act of 1970 (OSHA),
                  and all standards, rules, regulations, and orders issued
                  pursuant to such local, state, and federal safety and health laws. Should any such law, rule, or regulation be enacted or promulgated subsequent to the date of this Agreement, which renders ARCA's performance impractical, ARCA and Administrator shall, in good faith, negotiate an amendment to this Agreement reasonably compensating ARCA for its additional costs.

13.      WARRANTY

         13.1     ARCA warrants to Administrator that the Work shall be
                  performed in a competent manner, in accordance with this
                  Agreement, and that the acceptance, handling, storage,
                  recycling, and disposal of the refrigerators and freezers and the Hazardous Materials shall be in accordance with (i) the requirements of this Agreement and (ii) the applicable local, state, and federal laws and regulations in effect at the time of the work performed.

         13.2     ARCA represents and warrants (i) that it has knowledge of the
                  California Public Resources Code and the California Health and
                  Safety Code which require that refrigerators and freezers be processed to remove Refrigerants, PCBS, Mercury, and Used Oils prior to crushing for transport or transferring to a baler or shredder for recycling; (ii) that it has knowledge of the
                  hazards associated with the removal, handling, storage,
                  recycling, and legal disposal of Hazardous Materials; (iii)
                  that it has experience and expertise in such removal,
                  handling, storage, recycling, and legal disposal; (iv) that it uses only qualified personnel, (including subcontractor's and agent's personnel) who have been instructed and certified in the proper safety procedures to be used in such removal,
                  handling, storage, recycling, or legal disposal; and (v) that it will continue to operate and maintain its Recycling Center.

         13.3     Year 2000 Warranty. ARCA hereby represents and warrants to
                  Administrator and agrees that its software, hardware and
                  equipment, and any piece, part, component or system thereof, and/or work provided hereunder will (a) at the time of
                  delivery or performance be and will remain Year 2000 Compliant and (b) not fail to meet, or to be delivered in accordance with, all the requirements and specifications of this
                  Agreement, as a result of any failure of ARCA or of its
                  operations, suppliers, software, hardware or equipment to be
                  Year 2000 compliant. In order for the software to be Year 2000
                  Compliant, it must accurately process date/time data
                  (including, but not limited to, calculating, comparing,
                  sorting, sequencing and calendar generation), including single century formulas and multi-century formulas, from, into,
                  within and between the twentieth and twenty-first centuries, including all dates and leap year calculations, and will not malfunction or generate abnormal endings, incorrect values or invalid results involving such date/time data; (ii) accurately interface with other software, hardware or equipment, as
                  necessary and appropriate, in order to supply, receive,
                  process or transmit date/time and other data; (iii) provide that date/time-related functionalities, date/time fields and any user input interfaces include a four digit year format and/or other appropriate indication of century; (iv) not cause any of Administrator's other software, hardware or equipment that Administrator deems to be otherwise Year 2000 compliant to fail to be Year 2000 compliant; and (v) not cause any of
                  Administrator's other software, hardware or equipment that

                  Administrator deems to be otherwise Year 2000 ready to fail to be Year 2000 ready. For purposes of this Agreement,
                  Administrator shall deem software, hardware or equipment to be
                  "Year 2000 compliant" if it has been or is determined by
                  Administrator to accurately process date/time data from, into, within and between the twentieth and twenty-first centuries including all dates and leap year calculations. For purposes of this Agreement, Administrator shall deem software, hardware or equipment to be "Year 2000 ready" if it has been or is
                  determined by Administrator to be suitable for continued use into the Year 2000 and beyond.

         13.4     Year 2000 Warranty Controlling. In the event of any conflict or apparent conflict between any other provisions of this
                  Agreement the terms and conditions of this Year 2000 Warranty shall control. Nothing in this Year 2000 Warranty shall be construed to limit any rights or remedies Administrator may otherwise have under any other provision of this Agreement, or under any other contract or agreement between the Parties.

14.      TITLE

         14.1     Title to the Hazardous Materials shall pass to ARCA when ARCA collects refrigerators and freezers from Customers.

         14.2     Title of collected refrigerators and freezers shall pass to
                  ARCA.

15.      INSURANCE

         15.1     Without limiting ARCA's liability to Administrator, including the requirements of Section 16 (Indemnity), ARCA shall
                  maintain for the Work, and shall require that each
                  Subcontractor of the first tier maintain, at all times during the Work and at its own expense, valid and collectible
                  insurance as described below. This insurance shall not be
                  terminated, expire, not be materially altered, except on
                  thirty days written notice to Administrator. ARCA shall
                  furnish Administrator with certificates of insurance and forms acceptable to Administrator and shall require each
                  Subcontractor of the first tier to furnish ARCA with
                  certificates of insurance, as evidence that policies do
                  provide the required coverage and limits of insurance listed below. Such certificates shall be furnished to Administrator's
                  Program Manager by ARCA upon receipt of the Purchase Order, and by Subcontractor for the first tier upon receipt of its subcontract, but in any event prior to start of its portion of the Work. Any other insurance carried by Administrator, its officers, agents, and employees, which may be applicable,
                  shall be deemed to be excess insurance, and ARCA's insurance shall be deemed primary for all purposes notwithstanding any conflicting provision in ARCA's policies to the contrary.

                  (i)      Workers' Compensation Insurance with statutory
                           limits, as required by the state in which the Work is
                           performed, and Employer's Liability Insurance with
                           limits of not less than $5,000,000. Carriers
                           furnishing such insurance shall be required to waive
                           all rights of subrogation against Administrator, its
                           officers, agents, employees, and other contractors
                           and subcontractors.

                  (ii)     Comprehensive Bodily Injury and Property Damage
                           Liability Insurance, including owners, and
                           contractors' protective liability, product/completed
                           operations liability, contractual liability, and
                           coverage for liability incurred as a result of sudden
                           and accidental discharge, dispersal, release or
                           escape of polluting materials, (excluding automobile)
                           with a combined single limit of not less than
                           $3,000,000 for each occurrence. Such insurance shall:
                           (a) acknowledge Administrator and SDG&E or PG&E, as
                           appropriate, their respective officers, agents, and
                           employees, as additional insureds; (b) be primary for
                           all purposes; and (c) contain standard
                           cross-liability provisions.

                  (iii)    Automobile Bodily Injury and Property Damage
                           Liability Insurance with a combined single limit of
                           not less than $3,000,000 for each occurrence. Such
                           insurance shall cover liability arising out of the
                           use by ARCA and Subcontractors of owned, non owned
                           and hired automobiles in the performance of the Work.
                           As used herein, the term "automobile" means vehicles
                           licensed or required to be licensed under the Vehicle
                           Code of the state in which the Work is performed.
                           Such insurance shall acknowledge Administrator and
                           SDG&E or PG&E, as appropriate as additional insureds
                           and be primary for all purposes.

                  (iv)     Environmental Impairment Expense Insurance with a
                           combined single limit of not less than $5,000,000 for
                           each occurrence and overall limits of $10,000,000.
                           Such insurance shall provide coverage for necessary
                           costs or expense of removing, cleaning up,
                           transporting, nullifying, and rendering ineffective,
                           or any of them, any substance which has caused
                           environmental impairment and such insurance shall
                           contain no exclusions for non-sudden and/or
                           non-accidental discharge, release or escape of
                           polluting materials. Such insurance shall acknowledge
                           Administrator and SDG&E or PG&E, as appropriate, as
                           additional insureds and be primary for all purposes.

                           ARCA shall report immediately to Administrator and
                           confirm in writing any injury, loss, or damage
                           incurred by ARCA or Subcontractors in excess of
                           $500.00, or its receipt of notice of any claim by a
                           third party in excess of $500.00, or any occurrence
                           that might give rise to such claim.

                           If ARCA fails to comply with any of the provisions of
                           this Section 15, ARCA shall, at its own cost, defend,
                           indemnify, and hold harmless Administrator, its
                           officers, agents, employees, assigns, and successors
                           in interest, from and against any and all liability,
                           damages, losses, claims, demands, actions, causes of
                           action, costs, including in-house and outside
                           attorney's fees and expenses, or any of them,
                           resulting from the death or injury to any person or
                           damage to any property to the extent that
                           Administrator would have been protected had ARCA
                           complied with all of the provisions of this Section.

16.      INDEMNITY

         16.1     ARCA shall, at its own cost, indemnify, defend, reimburse, and hold harmless Administrator, its officers, directors,
                  employees, agents, assigns, and successors in interest, from and against any and all liability, damages, losses, claims, suits, demands, actions, causes of action, costs, expenses, including in-house and outside attorney's fees and expenses, or any of them resulting from the death or injury to any
                  person or damage to or destruction of any property caused by
                  ARCA, Subcontractors, and employees, officers and agents of either ARCA or Subcontractors, or any of them, and arising out of or attributable to the performance or nonperformance of
                  ARCA's obligations under this Agreement and including, without limitation, failure to comply fully with any federal, state, or local law, statute, regulation, rule, ordinance, or
                  government directive which directly or indirectly regulates or affects the handling, storage, recycling, or disposal of the
                  Hazardous Materials to be managed by ARCA hereunder. In all cases of death or injury to employees, officers or agents of either ARCA or Subcontractors, whether or not caused by ARCA,
                  Administrator shall be indemnified by ARCA for any and all liability except to the extent such death or injury results from the negligence of Administrator.

         16.2     ARCA shall, at its own cost, indemnify, defend, reimburse, and hold harmless Administrator, its officers, directors,
                  employees, and agents, assigns, and successors in interest, from and against any and all liability imposed upon, or to he imposed upon Administrator, under any law imposing liability for the environmental clean-up of the Hazardous Materials at any location (other than Administrator's property) where the
                  Hazardous Materials have been placed, stored or disposed of in the performance or nonperformance of ARCA's obligations under this Agreement, or any other site to which the Hazardous
                  Materials have migrated.

         16.3     The indemnities set forth in this Section 16 shall not be
                  limited by the insurance requirements set forth in Section 15.

17.      TERM AND TERMINATION

         17.1     This Agreement shall commence on the date first written above and shall continue in effect until the first to occur of (1)
                  conclusion of the Contract Period, and (ii) ninety (90) days after ARCA has invoiced Administrator for a total aggregate amount of $8.5 million under this Agreement. In either event,
                  ARCA shall complete all work associated with all amounts
                  invoiced under this Agreement. This Agreement may be extended as agreed to in writing by the Parties, subject to approval by the CPUC.

         17.2     Either Party may terminate the Agreement for cause by
                  providing 60 days advance written notice to the other Party.
                  If the default has not been cured within the 60 day notice period, the non-defaulting party may declare this Agreement terminated, effective on the last day of said notice period
                  ("Termination Date"). ARCA shall be paid for all work
                  performed prior to the Termination Date.

         17.3     Administrator shall have the right to terminate this Agreement by providing 30 days advance written notice to ARCA upon CPUC mandate, or upon depletion of the amount of funding authorized by the CPUC for the Contract Period. In the event the
                  Agreement is terminated upon CPUC mandate, Administrator shall pay ARCA all amounts owed under the Agreement as of 30 days after Administrator's written notice to ARCA of the CPUC's mandate (the "Termination Date"). In such event, Administrator shall only be obligated to pay contractor for such
                  refrigerators and freezers actually collected by ARCA for
                  recycling as of the Termination Date.

         17.4     In the event of termination pursuant to this Section 17, ARCA and Administrator shall work cooperatively to facilitate the termination of the Summer Initiative.

         17.5     Each Party shall immediately provide at no cost to the other, any report, testimony, or any communications with the CPUC, or any board, division, committee or member thereof, which could reasonably be anticipated to effect the Program or which
                  addresses it in any manner.

18.      WRITTEN NOTICES

         18.1     Any written notice, demand or request required or authorized in connection with this Agreement, shall be deemed properly given if delivered in person or sent by facsimile, nationally recognized overnight courier, or first class mail, postage prepaid, to the address specified below, or to another address specified in writing by Administrator as follows:

                  ADMINISTRATOR:  Southern California Edison Company
                                  Attn: Jeannette Duvall-Ward
                                  2244 Walnut Grove Avenue - Quad 2A
                                  Rosemead, CA 91770
                                     (626) 302-8791 telephone
                                     (626) 302-8313 facsimile

                  ARCA:           Appliance Recycling Centers of America, Inc.
                                  Attention: Mr. Jack Cameron President
                                  7400 Excelsior Boulevard Minneapolis, MN 55426
                                     (952) 612-1717 telephone
                                     (952) 612-1801 facsimile

         18.2     Notices shall be deemed received (a) if personally or
                  hand-delivered, upon the date of delivery to the address of the person to receive such notice if delivered before 5:00
                  p.m., or otherwise on the Business Day following personal
                  delivery; (b) if mailed, three Business Days after the date the notice is postmarked; (c) if by facsimile, upon electronic confirmation of transmission, followed by telephone
                  notification of transmission by the noticing Party; or (d) if by overnight courier within the time limits set by that
                  courier for next-day

19.      SUBCONTRACTS.

         19.1     ARCA shall contractually require each Subcontractor of the first tier providing service in connection with the Work to be bound by general terms and conditions protecting Administrator which are equivalent to the terms and conditions of this
                  Agreement.

         19.2     ARCA shall, at all times, be responsible for the work, and acts and omissions, of Subcontractors and persons directly or indirectly employed by them for services in connection with the Work. The Purchase Order and this Agreement shall not
                  constitute a contractual relationship between any
                  Subcontractor and Administrator nor any obligation for payment to any Subcontractor.

20.      CALIFORNIA PUBLIC UTILITIES COMMISSION

         This Agreement and the Purchase Order incorporating this Agreement are entered into in furtherance of the Ruling, and shall at all times be subject to such changes or modifications by the CPUC as it may from time to time direct in the exercise of its jurisdiction.

21.      NON-WAIVER

         None of the provisions of the Agreement shall be considered waived by either Party unless such waiver is specifically stated in writing.

22.      ASSIGNMENT

         Administrator may be required to assign its rights, duties and obligations under this Agreement to the CPUC and/or its designee. ARCA and Administrator hereby consent to such assignment. Other than an assignment to the CPUC or the CPUC's administrator, neither Party shall delegate or assign this Agreement or any part or interest thereof, without the prior written consent of the other Party, and any assignment without such consent shall be void and of no effect.

23.      FORCE MAJEURE

         Failure of ARCA to perform any of the provisions of this Agreement by reason of any of the following shall not constitute an event of default or breach of this Agreement: strikes, picket lines, boycott efforts, earthquakes, fires, floods, war (whether or not declared), revolution, riots, insurrections, acts of God, acts of government (including, without limitation, any agency or department of the United States of
         America), acts of the public enemy, scarcity or rationing of gasoline or other fuel or vital products, inability to obtain materials or labor, or other causes which are reasonable beyond the control of the
         ARCA.

24.      GOVERNING LAW

         The contract shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the State of California.

25.      SECTION HEADINGS

         Section headings appearing in this Agreement are for convenience only and shall not be construed as interpretations of text.

26.      SURVIVAL

         Notwithstanding completion or termination of the Work, of this
         Agreement, any amendment to the Agreement, or of any Purchase Order or
         Change Order, the Parties shall continue to be bound by the provisions of this Agreement and any Purchase order incorporating this Agreement,
         Amendment to this Agreement and Change Orders, which by their nature shall survive such completion or termination. Such provisions shall include, but not be limited to, ARCA's indemnity protecting
         Administrator from any liability for environmental clean up as provided in Section 16 of this Agreement.

27.      NO RELIANCE

         Neither Party has relied upon any representation, warranty, projection, estimate or other communication from the other not specifically so identified in this Agreement.

28.      ATTORNEYS' FEES

         In the event of any legal action or other proceeding between the
         Parties arising out of this Agreement or the transactions contemplated herein, the prevailing Party in such legal action or proceeding shall be entitled to have and recover from the other Party all costs and expenses incurred therein, including reasonable in-house and outside attorneys' fees.

29.      COOPERATION

         Each Party agrees to cooperate with the other Party in whatever manner reasonably required to facilitate the successful completion of the
         Agreement.

30.      ENTIRE AGREEMENT

         This Agreement contains the entire agreement and understanding between the Parties and merges and supersedes all prior representations and discussions pertaining to the Agreement, including ARCA's proposal. Any changes, exceptions, or different terms and conditions proposed by ARCA are hereby rejected unless expressly stated in this Agreement.

         SIGNATURES

         Each of the persons signing this Agreement individually represents that he or she is duly authorized to execute this Agreement on behalf of the
         Party for whom he or she signs.

         SOUTHERN CALIFORNIA                     APPLIANCE RECYCLING
         EDISON COMPANY                          OF AMERICA, INC.

         By: /s/ Pamela A. Bass                  By: /s/ Edward R. Cameron

         Name:  Pamela A. Bass                   Name:  Edward R. Cameron

         Title:  Sr. Vice President              Title:  President

         Date:      October 5, 2000              Date:      September 26, 2000